ROSS MILLER
Secretary to State
202 North Carson Street
Carson City, Nevada  89701-4201
(775) 684-5708
Website:  www.nvsos.gov
Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.     Name of Corporation:

Finmetal Mining Ltd.

2.     The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.     The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 Common Shares, par value $0.00001 per share

4.     The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

5,000,000 Common Stock, par value $0.00001 per share

5.     The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 share for 20 shares

6.     The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Round up to next whole share

7.     Effective date of filing (optional):                                                                                                           June 6, 2008
                                                                                                                                         (must not be later than 90 days after the certificate is filed)

8.     Officer Signature: /s/  Daniel Hunter                                              President
                                               Signature                                                         Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.